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                                                                      Exhibit 21

                   Subsidiaries of HomePlace of America, Inc.

HomePlace Management, Inc.
HomePlace Stores, Inc.
HomePlace Stores Two, Inc.
Western Lumber Company, Inc. (inactive)
Ardall Services, Inc. (HomePlace of America, Inc. owns 50% of this company.)